Exhibit (l)(1)

4200 Republic Plaza 370 Seventeenth Street Denver Colorado 80202-5638 TELEPHONE: 303.592.1500 FACSIMILE: 303.592.1510 www.mofo.com	austin, beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, miami, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

September 26, 2022

Forum Real Estate Income Fund
240 Saint Paul Street, Suite 400
Denver, CO 80206

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of the Registration Statement on Form N-2 (the “Registration Statement”) in respect of shares of beneficial interest (the “Shares”) in Forum Real Estate Income Fund, a Delaware statutory trust (the “Fund”).

We have examined the Registration Statement, the Fund’s Amended and Restated Agreement and Declaration of Trust, the Fund’s Amended and Restated By-laws, the Fund’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

•	After the Registration Statement is effective for purposes of applicable federal and state securities laws, the Shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information and subject to compliance with the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and all other laws relating to the sale of Shares of the Fund, will be validly issued, fully paid and non-assessable.

September 26, 2022

Page Two

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. Such consent shall not be deemed an admission that we are experts within the meaning of Section 7 of the Securities Act of 1933, as amended. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.

Sincerely,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP